Exhibit 23.2
Consent of Hamilton, Rabinovitz & Associates, Inc.
Hamilton, Rabinovitz & Associates (“HR&A”) consents to being named in Crane Co.'s Annual Report (“Form 10-K”) for the year ended December 31, 2016 in the form and context in which HR&A is named and to the incorporation by reference of the Form 10-K in Registration Statement Nos. 333-158662, 333-158660, 333-63678, 333-63676, 333-37636 and 333-50495 on Form S-8 and Nos. 333-1888367, 333-109002 and 333-142672 on Form S-3.
/s/ Hamilton, Rabinovitz & Associates, Inc.
Hamilton, Rabinovitz & Associates, Inc.
February 27, 2017